PROSPECTUS SUPPLEMENT (To Prospectus dated May 8, 2025)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-285703

Up to $9,500,000

Common Stock

This prospectus supplement amends and supplements certain information in the prospectus, dated May 8, 2025, filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-285703), which we refer to as the Prior Prospectus, relating to the offer and sale of shares of our common stock, par value $0.0001 per share, having an aggregate offering price of up to $50,000,000 pursuant to the Sales Agreement, dated March 11, 2025, or the sales agreement, that we previously entered into with Leerink Partners LLC. As of the date of this prospectus supplement, we have not sold any shares of our common stock in accordance with the sales agreement under the Prior Prospectus. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

We are filing this prospectus supplement to amend the Prior Prospectus to reduce the amount of common stock we may offer and sell under the sales agreement such that we are offering up to an aggregate of $9,500,000 of our common stock for sale under the sales agreement from and after the date hereof.

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “XLO.” On February 10, 2026, the last sale price of our common stock as reported on The Nasdaq Capital Market was $0.5415 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page SA-7 of the Prior Prospectus and in the documents incorporated by reference in the Prior Prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

Leerink Partners

February 11, 2026